2008 EMPLOYMENT AGREEMENT AND PLAN

THIS 2008 EMPLOYMENT AGREEMENT AND PLAN (“Agreement and Plan”) made and entered into as of January 15, 2008 by and between Solomon Technologies, Inc. (the “Company”), a Delaware corporation located at 1224 Mill Street, Bldg. B, East Berlin, CT 06023, and Michael A. D’Amelio (the “Employee”).

WITNESSETHTHAT:

WHEREAS, the Company desires to employ Employee on an at will basis upon and subject to the terms herein provided; and

WHEREAS, Employee is willing to agree to be employed by the Company on an at will basis upon and subject to the terms herein provided;

NOW, THEREFORE, in consideration of the premises, the parties hereto covenant and agree as follows:

1. Employment; Compensation. The Company agrees to employ Employee effective January 2, 2008 as Secretary. The Company will pay Employee for his services during the term of the Employee’s employment hereunder as provided in Exhibit A hereto. Capitalized terms not defined herein shall have the meanings ascribed to them in Exhibit A.

2. Office and Duties. Employee shall advise the Company principally with respect to (a) strategic planning for the Company including, but not limited to, acquisitions, and (b) funding of the Company’s current operations, acquisition opportunities and strategic plan. In addition, Employee shall advise the Company with respect to the its business and operations and shall perform such specific other tasks, as may from time to time be assigned to the Employee by the Board of Directors. Employee shall devote such business time, labor, skill, attention and best ability to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.

3. Expenses. Employee shall be entitled to reimbursement for expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefore in accordance with such procedures as the Company has heretofore or may hereafter establish.

4. Accrued Compensation. The Company acknowledges that it owes Employee accrued compensation in the aggregate amount of $93,750 (“Accrued Compensation”) and agrees to pay such amount to employee as provided in Exhibit A.

5. Additional Benefits. Nothing herein contained shall preclude Employee, to the extent he is otherwise eligible, from participation in all group insurance programs or other fringe benefit plans which the Company may hereafter in its sole and absolute discretion make available generally to its employees, but the Company shall be required to establish or maintain any such program or plan.

6. Termination of Employment.

Employee’s employment shall be “at will” and may be terminated by the Company at any time upon payment of three months Salary.

7.  Notices. All notices and other communications under this Agreement and Plan shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) reputable overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number as specified by notice given under this Section 7):

if to the Company:

Solomon Technologies, Inc.
Attention: Chief Executive Officer
1224 Mill Street, Bldg. B
East Berlin, CT 06023

if to Employee, to the address as set forth on the signature page.

All such notices and communications shall be deemed received upon (a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided above; however, that mailing shall not alter the time at which the facsimile notice is deemed received.

8. Assignability. In the event that the Company shall be merged with, or consolidated into, any other entity, or in the event that it shall sell and transfer substantially all of its assets to another entity, the terms of this Agreement and Plan shall inure to the benefit of, and be assumed by, the entity resulting from such merger or consolidation, or to which the Company’s assets shall be sold and transferred. This Agreement and Plan shall not be assignable by Employee, but it shall be binding upon, and to the extent provided in Section 6 shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

9. Entire Agreement. This Agreement and Plan (which for all purposes shall include Exhibit A hereto) contains the entire agreement between the Company and Employee with respect to the subject matter thereof and supersedes any other previous oral or written agreement relating to the subject matter hereof, and there has been no oral or other agreement of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement and Plan or otherwise concerning this Agreement and Plan or the subject matter hereof.

10. Expenses. Each party shall pay its own expenses incident to the performance or enforcement of this Agreement and Plan, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement and Plan, except as otherwise herein specifically provided.

11. Waivers and Further Agreements. Any waiver of any terms or conditions of this Agreement and Plan shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement and Plan.

12. Amendments. This Agreement and Plan may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

13. Severability. If any provision of this Agreement and Plan shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement and Plan shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

14. Counterparts. This Agreement and Plan may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement and Plan, it shall not be necessary to produce more than one of such counterparts.

15. Section Headings. The headings contained in this Agreement and Plan are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement and Plan.

16. Gender. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

17. Governing Law. This Agreement and Plan shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Connecticut.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement and Plan as of the date first above written.

SOLOMON TECHNOLOGIES, INC.

By:	/s/ Jonathan D. Betts
Jonathan D. Betts Director and Chairman, Compensation Committee

EMPLOYEE

/s/ Michael A. D’Amelio
Michael A. D’Amelio

Address c/o JMC Venture Partners 2 Oliver Street 2nd Floor Boston, MA 02109

Exhibit A

This Exhibit A constitutes an integral part of the 2008 Employment Agreement and Plan (“Agreement and Plan”) between Solomon Technologies, Inc. (the “Company”) and Michael A. D’Amelio (“Employee) dated January 11, 2007.

Commencing as of January 2, 2008, the Company will pay compensation to Employee during the term of the Agreement and Plan or as otherwise set forth herein:

1.  Salary. For each payroll period of the Company that the Employee remains employed by the Company, the Company will pay Employee for his services a Salary at an annual rate of $150,000, payable in arrears in equal installments in accordance with standard Company practice, subject only to such payroll and withholding deductions as are required by law.

2. Accrued Compensation. The Company shall pay Employee the Accrued Compensation at the rate of $4,230 per biweekly payroll period until such amount has been reduced to zero.

3. Payment in Shares of Common Stock. Whenever in the opinion of the Chief Financial Officer of the Company that there is insufficient cash available to pay the Salary or Accrued Compensation, or both, in whole or in part, the Salary and Accrued Compensation or any portion thereof shall be paid in Shares registered on Form S-8 or equivalent at a value equal to their closing price on each Valuation Date, provided that if as of a Salary payment date, the Company is prohibited from filing a Form S-8 or its equivalent due to a third party loan covenant or agreement the Company has with such third party lender in effect as of such Salary payment date, then the Shares otherwise due the Employee on such Salary payment date shall not be paid to him on such date and instead shall be paid to him in the aggregate in a lump sum payment of Shares on the date the Company is able to file a Form S-8 or its equivalent that will allow for said payments to him, provided further that in any such event, the number of Shares to be issued and paid to the Employee shall be determined by reference to the Valuation Date that would have applied had no prohibition so existed. The Valuation Date shall be the last day in which Shares traded preceding the current Salary payment date.

4.  2008 Bonus. The Company agrees with Employee that a bonus for 2008 will be negotiated and agreed to for Employee no later than March1, 2008.